FOR IMMEDIATE RELEASE

                PROCTER & GAMBLE FINALIZES ACQUISITION OF CLAIROL
                -------------------------------------------------

            P&G READY TO MOVE FORWARD WITH INTEGRATION OF HAIR CARE,
                     HAIR COLOR AND PERSONAL CARE BUSINESS


         CINCINNATI, Nov.16, 2001 - The Procter & Gamble Company (NYSE: PG) today announced that it has finalized the acquisition of Clairol and will begin integrating Clairol's $1.6 billion hair care, hair color and personal care business into the P&G beauty business. Regulatory agencies around the world cleared the way for P&G to officially close the $4.95 billion transaction with Clairol's former parent company Bristol-Myers Squibb.

         P&G President and Chief Executive A.G. Lafley visited Clairol's Stamford, CT headquarters today to welcome Clairol employees to the P&G beauty family. "This is an enormously important step for P&G, for consumers and customers of our brands, for our employees, and for our shareholders," said Lafley. "Clairol brings P&G into the fast-growing business of hair colorants and positions us for accelerated growth across our entire hair care category. With the acquisition of Clairol, we now have a presence in all major segments of the beauty market."

COMBINING TWO ORGANIZATIONS
---------------------------

         P&G's Rob Matteucci, who has led the Clairol transition efforts over the past several months, will become vice-president, global color/professional products. Addressing Clairol employees in Stamford today, Matteucci said, "We recognize the tremendous knowledge and experience of the Clairol organization, and are eager to fully assess the current capabilities as well as opportunities for future growth and synergy. We will spend the next 90 days seeking to better understand the opportunities, and will announce future plans as decisions are made."

PLANS FOR MOVING FORWARD
------------------------

         Clairol will become part of P&G's Global Beauty Care business unit. The hair color and professional products businesses will be based in Stamford, CT. After a transition period where the company expects to learn more about the operations, P&G plans to integrate Clairol's Hair Care and Personal Care operations with its current beauty businesses, drawing from the combined pool of Clairol and P&G resources. The company will maintain global Clairol/color and Herbal Essences franchise teams in Stamford. Plans for manufacturing sites, sourcing, staffing, and Clairol offices outside the U.S. will be determined over the next 90 days. P&G plans to step up marketing investment and work to re-instate Clairol as a leader in the professional salon industry. The company will explore expansion of the Clairol brands into new geographies and look for ways to bring new technologies to these brands.

THE PROCTER & GAMBLE COMPANY
----------------------------

         P&G markets approximately 250 brands and employs nearly 106,000 people in more than 80 countries worldwide. P&G's beauty business had approximately $7.3 Billion in global sales in 2000/01, making it one of the world's largest beauty companies. Its beauty brands include Pantene(R), Olay(R), SK-II(R), Max Factor(R), Cover Girl(R), Giorgio(R), and Hugo Boss(R) among others. For more information about P&G, please visit our website at www.pg.com.


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Contact:
Maria Burquest, P&G                         Linda Ulrey, P&G
513-945-8152                                513-983-8975